Filed Pursuant to Rule 424b(5)
Registration File No. 333-164099

Prospectus supplement
To prospectus dated December 31, 2009

Lucas Energy, Inc.

Up to 4,000,000 Common Shares

This prospectus supplement relates to the issuance and sale of up to 4,000,000 shares of common stock of Lucas Energy, Inc. or LEI, from time to time through LEI’s sales agent, WR Hambrecht + Co. These sales, if any, will be made pursuant to the terms of a sales agreement between LEI and the sales agent.

LEI’s common stock trades on the NYSE Amex (“AMEX”) under the symbol “LEI.” Sales of shares of LEI common stock under this prospectus supplement, if any, may be made in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at the market” offering as defined in Rule 415 under the Securities Act of 1933, as amended, which includes sales made directly on the AMEX, the existing trading market for LEI’s common stock, or sales made to or through a market maker other than on an exchange. The sales agent will make all sales on a best efforts basis using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreed terms between the sales agent and LEI. On March 24, the last reported sales price of LEI common stock on the AMEX was $0.83 per share.

The compensation to the sales agent for sales of common stock sold pursuant to the sales agreement will be 7.5% of the gross proceeds of the sales price per share of common stock sold. The net proceeds from any sales under this prospectus supplement will be used as described under “Use of Proceeds” in this prospectus supplement.

In connection with the sale of common stock on LEI’s behalf, the sales agent may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended, and the compensation of the sales agent may be deemed to be underwriting commissions or discounts. LEI has agreed to provide indemnification and contribution to the sales agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

You should carefully read and consider the information under “Forward-Looking Statements” and “Risk Factors” beginning on page S-2 of this prospectus supplement and on page 6 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 26, 2010.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized anyone to provide you with different information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any state where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

This document is in two parts. The first part is this prospectus supplement, which adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering of common shares. This prospectus supplement adds, updates and changes information contained in the accompanying prospectus and the information incorporated by reference. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document incorporated by reference, the information in this prospectus supplement shall control.

All references to “we,” “our” and “us” in this prospectus supplement mean Lucas Energy, Inc. and all entities owned or controlled by us except where it is made clear that the term means only the parent company. The term “you” refers to a prospective investor.  Please carefully read this prospectus supplement, the prospectus and any pricing supplement, in addition to the information contained in the documents we refer to under the heading “Where You Can Find More Information.”

FORWARD-LOOKING STATEMENTS

Certain information included in this prospectus supplement, the prospectus, other reports filed by us under the Exchange Act and any other written or oral statement by or on our behalf contain forward-looking statements and information that are based on management’s beliefs, expectations and conclusions, drawn from certain assumptions and information currently available. The Private Securities Litigation Act of 1995 encourages the disclosure of forward-looking information by management by providing a safe harbor for such information. This discussion includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Although we believe that the expectations and conclusions reflected in such forward-looking statements are reasonable, such forward-looking statements are based on numerous assumptions (some of which may prove to be incorrect) and are subject to risks and uncertainties, which could cause the actual results to differ materially from our expectations. The words “anticipate,” “believe,” “estimate,” “expect,” “objective,” “project,” “forecast,” “goal” and similar expressions contained in the reports and statements referenced above are intended to identify forward-looking statements.

In addition to any assumptions and other factors referred to specifically in connection with forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statements include, among others, our ability to continue as a going concern, our limited history of operations, our need for additional external funding, volatility in market prices for oil and natural gas, liabilities inherent in oil and natural gas operations, uncertainties associated with estimating oil and natural gas reserves, competition for, among other things, capital, acquisitions of reserves, undeveloped lands and skilled personnel, incorrect assessments of the value of acquisitions, geological, technical, drilling and processing problems, fluctuations in foreign exchange or interest rates and stock market volatility, and other factors identified and described in “Risk Factors” and other sections of this prospectus supplement and in the other documents we have filed with the SEC and that are incorporated herein by reference, including “Business,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in our annual report on Form 10-K for the fiscal year ended March 31, 2009, as amended, in “Risk Factors” in our quarterly reports on Form 10-Q for the quarters ended June 30, 2009, September 30, 2009 and December 31, 2009, and that may be discussed from time to time in other reports filed with the SEC subsequent to this prospectus supplement. Readers are cautioned not to place undue reliance on any forward-looking statements made by or on behalf of us. You should read these forward-looking statements carefully because they discuss our expectations about our future performance, contain projections of our future operating results or our future financial condition, or state other “forward-looking” information.

All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements. We cannot guarantee any future results, levels of activity, performance or achievements. Except as required by law, we undertake no obligation to update any of the forward-looking statements in this prospectus supplement after the date of this prospectus supplement.

RISK FACTORS

Before you invest in our securities, in addition to the other information, documents or reports included or incorporated by reference in this prospectus supplement or other offering materials, you should carefully consider the risk factors in the section entitled “Risk Factors” in the prospectus as well as our most recent Annual Report on Form 10-K, and in our Quarterly Reports on Form 10-Q filed subsequent to the Annual Report on Form 10-K, which are incorporated by reference into this prospectus supplement in their entirety, as the same may be amended, supplemented or superseded from time to time by other reports we file with the Securities and Exchange Commission, or the SEC, in the future. Each of the risks described in these sections and documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment.

PLAN OF DISTRIBUTION

Upon written instructions from us, WR Hambrecht + Co will use its commercially reasonable efforts consistent with its sales and trading practices, to solicit offers to purchase common shares under the terms and subject to the conditions set forth in the sales agreement. WR Hambrecht + Co’s solicitation will continue until we instruct it to suspend the solicitations and offers. We will instruct WR Hambrecht + Co as to the amount of common shares to be sold by it. We may instruct WR Hambrecht + Co not to sell common shares if the sales cannot be effected at or above the price designated by us in any instruction. We or WR Hambrecht + Co may suspend the offering of common shares upon proper notice and subject to other conditions.

WR Hambrecht + Co will provide written confirmation to us no later than the opening of the trading day on AMEX following the trading day in which common shares are sold under the sales agreement. Each confirmation will include the number of shares sold on the preceding day, the net proceeds to us and the compensation payable by us to WR Hambrecht + Co in connection with the sales.

We will pay WR Hambrecht + Co commissions for their services in acting as agent in the sales of common shares. WR Hambrecht + Co will be entitled to compensation not to exceed 7.5% of the gross sales price per common share sold under the sales agreement.  Century Pacific Securities is entitled to a referral fee of 33.33% of the net revenues paid to WR Hambrecht + Co. by us until December 31, 2010,  pursuant to a referral agreement between Century Pacific Securities and WR Hambrecht + Co.  We estimate that the total expenses for the offering, excluding compensation payable to WR Hambrecht + Co under the terms of the sales agreement, will be approximately $75,000.

Settlement for sales of common shares will occur on the third business day following the date on which any sales are made, or on some other date that is agreed upon by us and WR Hambrecht + Co, in connection with a particular transaction, in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

In connection with the sale of the common shares on our behalf, WR Hambrecht + Co may, and will with respect to sales effected in an “at the market offering,” be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, and the compensation of WR Hambrecht + Co may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to WR Hambrecht + Co against certain civil liabilities, including liabilities under the Securities Act. We have also agreed to reimburse WR Hambrecht + Co for other specified expenses.

The offering of common shares pursuant to the sales agreement will terminate upon the earlier of (1) the sale of all common shares subject to the sales agreement, whether by WR Hambrecht + Co or any other agent pursuant to an “at the market offering” or (2) termination of the sales agreement. The sales agreement may be terminated by us in our sole discretion at any time by giving 10 days notice to WR Hambrecht + Co. WR Hambrecht + Co may terminate the sales agreement under the circumstances specified therein and in its sole discretion at any time by giving 10 days notice to us.

LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby will be passed on for us by Katten Muchin Rosenman LLP and Woodburn and Wedge. Any underwriters may be advised about other issues relating to any offering by their own legal counsel.

EXPERTS

Our consolidated financial statements as of March 31, 2009 and March 31, 2008, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended have been incorporated by reference herein and in the registration statement in reliance upon the report of GBH CPAs, PC, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Certain estimates of proved oil reserves for us that are incorporated herein by reference were based upon engineering reports prepared by Forrest A. Garb & Associates, Inc., independent petroleum consultants. These estimates are included and incorporated herein in reliance on the authority of such firm as an expert in such matters.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains information we file electronically with the SEC at http://www.sec.gov.

We are incorporating by reference in this prospectus supplement information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus supplement, and later information we file with the SEC automatically will update and supersede this information. We incorporate by reference the documents listed below:

•	our annual report on Form 10-K for the year ended March 31, 2009, as amended on July 29, 2009;

•	our definitive proxy statement on Schedule 14A filed on March 11, 2010;

•	our quarterly report on Form 10-Q for the quarter ended June 30, 2009;

•	our quarterly report on Form 10-Q for the quarter ended September 30, 2009;

•	our quarterly report on Form 10-Q for the quarter ended December 31, 2009;

•	our current reports on Form 8-K, filed on April 22, 2009, May 11, 2009, September 29, 2009, October 13, 2009, November 27, 2009 and March 1, 2010; and

•
the description of our common stock contained in our registration statement on Form 8-A filed on February 13, 2008 and including any other amendments or reports filed for the purpose of updating such description.

You may request a copy of these filings, which we will provide to you at no cost, by writing or telephoning us at the following address and telephone number:

Lucas Energy, Inc.
6800 West Loop South, Suite 415
Bellaire, Texas 77401
(713) 528-1881
Attention: Corporate Secretary

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, excluding any information in those documents that are deemed by the rules of the SEC to be furnished but not filed, after the date of this filing and before the termination of this offering shall be deemed to be incorporated in this prospectus supplement and to be a part hereof from the date of the filing of such document. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus supplement, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.